As filed with the Securities and Exchange Commission on January 17, 2020

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the SECURITIES ACT OF 1933

DERMTECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-2870849
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(Address, Including Zip Code, of Principal Executive Offices)

DermTech, Inc. Amended and Restated 2010 Stock Plan

(Full Title of the Plan)

Kevin Sun

Chief Financial Officer

DermTech, Inc.

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(858) 450-4222

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	880,212 shares (1)	(2)	$8,514,761.70 (2)	$1,105.22

(1)

The number of shares of common stock, par value $0.0001 per share, or Common Stock, stated above consists of additional shares of Common Stock available for issuance under the DermTech, Inc. Amended and Restated 2010 Stock Plan, or the Plan, by operation of the Plan’s “evergreen” provision. The maximum number of shares which may be sold pursuant to the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the weighted-average exercise price of the outstanding options; and (ii) in the case of shares of Common Stock for which options and stock-based awards have not yet been granted and the purchase price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the Nasdaq Capital Market as of a date (January 14, 2020) within five business days prior to filing this Registration Statement. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the Plan	327,978	$9.73	(2)(i)	$3,191,225.94
Shares reserved for future grant under the Plan	552,234	$9.64	(2)(ii)	$5,323,535.76
Proposed Maximum Aggregate Offering Price				$8,514,761.70
Registration Fee				$1,105.22

EXPLANATORY NOTE

This Registration Statement registers an aggregate of 880,212 additional shares of the Registrant’s common stock reserved under the Plan, representing an increase of 880,212 shares reserved under the Plan effective January 1, 2020 by operation of the Plan’s “evergreen” provision. This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 of the Registrant relating to an employee benefit plan is effective (File No. 333-234745). The information contained in the Registrant’s registration statement on Form S-8 (File No. 333-234745) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The following exhibits are filed as a part of or incorporated by reference into this Registration Statement:

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1	Amended and Restated Certificate of Incorporation of the Registrant, included as Annex D to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	08/7/2019	333-232181

4.2	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, included as Annex F to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	08/7/2019	333-232181

4.3	Form of Certificate of Designation of Preferences Rights and Limitations of Series A Convertible Preferred Stock of the Registrant		S-4/A	08/2/2019	333-232181

4.4	Bylaws of the Registrant, included as Annex C to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	08/7/2019	333-232181

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the securities being registered	X

23.1	Consent of KPMG LLP	X

23.2	Consent of Marcum LLP	X

23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

24.1	Powers of Attorney (included on signature page to this Registration Statement)	X

99.1	Amended and Restated 2010 Stock Plan of the Registrant, included as Annex E to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	08/7/2019	333-232181

99.2	2020 Form of Stock Option Agreement and Forms of Stock Option Grant Notice Under Amended and Restated 2010 Stock Plan.	X

99.3	2020 Form of Restricted Stock Unit Agreement and Forms of Restricted Stock Unit Award Grant Notice Under Amended and Restated 2010 Stock Plan.	X

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on January 17, 2020.

DERMTECH, INC.

By:	/s/ Kevin Sun
Name: Kevin Sun
Title: Chief Financial Officer

Each person whose signature appears below constitutes and appoints John Dobak, M.D. and Kevin Sun, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of DermTech, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Dobak, M.D.
John Dobak, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2020

/s/ Kevin Sun
Kevin Sun	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 17, 2020

/s/ Matt Posard
Matt Posard	Director	January 17, 2020

/s/ Cynthia Collins
Cynthia Collins	Director	January 17, 2020

/s/ Enrico Picozza
Enrico Picozza	Director	January 17, 2020

/s/ Herm Rosenman
Herm Rosenman	Director	January 17, 2020

/s/ Gary Jacobs
Gary Jacobs	Director	January 17, 2020

/s/ Gene Salkind, M.D.
Gene Salkind, M.D.	Director	January 17, 2020

/s/ Scott Pancoast
Scott Pancoast	Director	January 17, 2020